Exhibit 10(f)

                          SCHERING-PLOUGH
                 RETIREMENT BENEFITS EQUALIZATION PLAN

            (As Amended and Restated to February 24, 1998)

  I.  Purpose of Plan
      The purpose of this Plan is to provide a means of equalizing the benefits of those employees participating in the Schering-Plough Corporation Retirement Plan (the "Retirement Plan") whose benefits under the Retirement Plan are or will be limited by application of the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code of 1986 or as subsequently amended (the "Code").

 II.  Administration of the Plan
      The Plan shall be administered by the Secretary of Schering-Plough Corporation, and all questions arising in connection with the Plan shall be determined by the Executive Compensation and Organization Committee of Schering-Plough Corporation (the "Committee"). The Secretary and the Committee may employ and rely upon such legal counsel, such actuaries, such accountants, and such agents as they may deem advisable. Decisions of the Committee shall be conclusive and binding upon all persons.

III.  Participation in the Plan
      All members of the Retirement Plan shall be eligible to participate in this Plan whenever their compensation or benefits under the Retirement Plan as from time to time in effect would exceed the limitations on eligible compensation and/or benefits imposed by Sections 401 and 415 of the Code, respectively.
 IV.  Compensation and Benefit Limitations
      For purposes of this Plan and the Retirement Plan, the limitations on eligible compensation, commencing January 1, 1989, shall be deemed to be reached when a participant's eligible compensation under the Retirement Plan exceeds $200,000 or such other amount as the Secretary of the Treasury shall pronounce. The limitations imposed by Section 415 of the Code shall be deemed to be reached when (i) the sum of the participant's defined benefit plan fraction under the Retirement Plan and his defined contribution plan fraction under all applicable defined contribution plans equals 1.0 as such fractions are computed for purposes of said Section, or (ii) when the benefits otherwise payable to the participant in the Retirement Plan for a given plan year would exceed the maximum allowable under the Code.

  V.  Equalized Benefits
      1. Each eligible member of the Retirement Plan and his beneficiaries shall receive a supplemental pension benefit equal to the benefit which would have been payable to them under the Retirement Plan, without regard for any provision therein incorporating limitations imposed by Sections 401 and 415 of the Code, to the extent that such benefit otherwise payable under the Retirement Plan exceeds the benefit limitations as described in
Section IV of this Plan. Such supplemental pension benefits shall be payable in accordance with all the terms and conditions applicable to the member's benefits under the Retirement Plan, including whatever optional benefits he may have elected.

     2. Notwithstanding Section V.1 of this Plan, a participant or former participant may elect (the "Participant's Lump Sum Election") to receive payment of the actuarial equivalent of the aggregate of his benefits under this Plan and any survivor's benefit payable to his surviving spouse under this Plan in a lump sum (X) in cash on his Early Retirement Date, Normal Retirement Date or Deferred or Postponed Retirement Date or the first day of any month thereafter not later than the first day of the month coincident with or next following the second anniversary of such Early Retirement Date, Normal Retirement Date, or Deferred or Postponed Retirement Date, as the case may be, or on the fifth, tenth, fifteenth or twentieth anniversary of his Early Retirement Date, Normal Retirement Date, or Deferred or Postponed Retirement Date, as the case may be, or (Y) in two, three, four, five, ten, fifteen, or twenty equal annual cash installments commencing on his Early Retirement Date, Normal Retirement Date, or Deferred or Postponed Retirement Date or the first day of any month thereafter not later than the first day of the month coincident with or next following the second anniversary of such Early Retirement Date, Normal Retirement Date, or Deferred or Postponed Retirement Date, as the case may be. If a participant or a former participant terminates his employment by retirement and dies with a Participant's Lump Sum Election in effect but prior to the payment of the full amount of such lump sum or annual installments, payment of the unpaid amount thereof shall be made to his surviving spouse, designated beneficiary or estate in accordance with such Election. Payment made in accordance with either of the two preceding sentences to the participant or former participant, his surviving spouse, designated beneficiary or estate shall constitute full and complete satisfaction of the obligation of Schering Corporation (the "Company") or any affiliate in respect of the benefits of such participant or former participant and any survivor's benefit of his surviving spouse. If a participant or former participant dies before retirement, the Company shall have no obligation in respect of his benefits under this Plan and shall be obligated to pay any survivor's benefit, if, but only if, his spouse shall survive him. If the participant or former participant does not make the Participant's Lump Sum Election, he may nevertheless elect (the "Survivor's Lump Sum Election") that if he should die prior to termination of employment, his surviving spouse shall receive the actuarial equivalent of her survivor's benefit, if any, in a lump sum (X) in cash on the Optional Survivor's Benefit Payment Date (as defined in Section V.3) or the first day of any month thereafter not later than the first day of the month coincident with or next following the second anniversary of the Optional Survivor's Benefit Payment Date or on the fifth, tenth, fifteenth, or twentieth anniversary of the Optional Survivor's Benefit Payment Date, or (Y) in two, three, four, five, ten, fifteen or twenty equal annual cash installments commencing on the Optional Survivor's Benefit Payment Date or the first day of any month thereafter not later than the first day of the month coincident with or next following the second anniversary of the Optional Survivor's Benefit Payment Date. A participant or a former participant may make any election pursuant to this Section V.2, or may modify or rescind such an election previously made:
(a), in the case of an election of a form of benefit other than a lump sum or annual installments pursuant to a Participant's Lump Sum Election or a Survivor's Lump Sum Election, at any time prior to the participant's or former participant's retirement, except that in the case of a participant or former participant whose employment is terminated other than by retirement, such election, modification or rescission must be made at least 90 days prior to his Normal Retirement Date; (b), in the case of a Participant's Lump Sum Election by a participant or a former participant whose retirement occurs on or after October 1, 1994, and on or before July 1, 1995, at least 30 days prior to the date of his retirement; (c), in the case of a Participant's Lump Sum Election by a participant or a former participant who is not covered by clause (b) of this sentence, not later than the end of the calendar year preceding the calendar year in which the termination of his employment occurs and at least six months prior to such termination of employment; and (d), in the case of a Survivor's Lump Sum Election by a participant or former participant, at least six months prior to his death; provided, however, that in the event of a Change of Control (as defined in Section V.3), a participant or former participant may make a Participant's Lump Sum Election or a Survivor's Lump Sum Election, or modify or rescind such an Election previously made, within a period of 60 days following such Change of Control but in no event later than 30 days prior to the date of the termination of his employment. Any election pursuant to this
Section V.2, or any modification or rescission of a previous election, shall be made in writing and filed with the Committee before the applicable limitation of time specified in this
Section V.2, and any election purported to be filed after the applicable limitation of time shall be void. Unless otherwise specified in the written form of election, the actuarial equivalent of the benefits payable to a participant or a former participant who has made a Participant's Lump Sum Election, and the actuarial equivalent of any survivor's benefit payable to his surviving spouse pursuant to a Survivor's Lump Sum Election, shall be paid in five equal annual installments commencing on his Early Retirement Date, Normal Retirement Date, Deferred or Postponed Retirement Date, or the first day of the month coincident with or next following his death, as the case may be, with interest payable at the three-month U.S. Treasury bill rate as reported in The Wall Street Journal on the first business day of the calendar quarter. If benefits under this Plan are payable to a participant or former participant in a different form than his retirement benefits under the Retirement Plan, the amount of the offset provided in this Plan for such participant's or former participant's benefit under the Retirement Plan shall be actuarially converted into the form of benefit payable under this Plan but solely for purposes of calculating the amount of such offset. The amount of any lump sum payment shall be equal to the actuarial present value of the benefits payable under this Plan to a participant, former participant or surviving spouse calculated as of the Early Retirement Date, Normal Retirement Date, Deferred or Postponed Retirement Date, or date of death of the participant or former participant, as the case may be, by utilizing (a) the interest rate determined as of such Retirement Date or date of death under the regulations of the Pension Benefit Guaranty Corporation for determining the present value of a lump sum distribution on plan termination that were in effect on September 1, 1993, and (b) the other applicable actuarial assumptions in use as of such Retirement Date or date of death under the Retirement Plan. The amount of any annual installment shall be calculated by converting the benefits payable under this Plan to a participant, former participant or surviving spouse, as the case may be, into a lump sum amount in accordance with the preceding sentence and by dividing such amount by the number of installments elected or deemed to have been elected by the participant or former participant. The amount of any lump sum or annual installment of the benefit of any participant or former participant that is not paid within fifteen days after the date of his retirement, and the amount of any lump sum or annual installment of any survivor's benefit of his surviving spouse that is not paid within fifteen days after the Optional Survivor's Benefit Payment Date, shall bear interest from such fifteenth day after the date of retirement or the Optional Survivor's Benefit Payment Date, as the case may be, to but excluding the date of payment of such amount, at the Deferral Rate (as defined in Section V.3), compounded quarterly. Interest on any such amount shall be paid on the date such amount is paid or, at the election of the participant or former participant, as the case may be, such interest shall be paid currently on a semiannual basis (with such election to be made on or before the last date on which a Participant's Lump Sum Election or Survivor's Lump Sum Election, as applicable, may be made). If the benefits under this Plan are to continue after a participant's or former participant's death for the benefit of his spouse or a designated beneficiary, then such participant or former participant shall have the right at any time to change the recipient of the survivorship benefit payable under this Plan; provided, however, that any such change, if made after the applicable deadline set forth in the Retirement Plan, shall not affect the amount of the benefit payable under this Plan as originally calculated or the term for which such benefit is payable, also as originally calculated. The Committee may, in its sole discretion, defer the payment of any lump sum or initial annual installment to a participant or a former participant who is a "covered employee" as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, if such payment would be subject to such Section's limitation on deductibility; provided, however, that such payment shall not be deferred to a date later than the earliest date in the year in which such payment would not be subject to such limitation; and further provided that the Company shall, at the time of payment of any amount so deferred, pay interest thereon from the due date thereof at the Deferral Rate, compounded quarterly.

       3. The following terms, when used in this Plan, shall have the meanings given below:

          (a) "Change of Control" means Change of Control as defined in the 1992 Stock Incentive Plan of Schering-Plough
Corporation.

          (b) "Deferral Rate" means a rate, at the option of the participant or former participant, as the case may be, either (a) equal to the actual yield on three-month U.S. Treasury bills as reported in the Wall Street Journal on the first business day of each calendar quarter or (b) as reported in the Wall Street Journal (or, if not reported in the Wall Street Journal, as reported in a similar widely recognized business publication) on the first business day following the retirement or death, as the case may be, of the Participant or Former Participant, equal to the actual yield on U.S. Treasury securities with a maturity equal to the period for which a lump sum or annual installment payment is deferred pursuant to a Participant's Lump Sum Election or a Survivor's Lump Sum Election or action by the Committee under Section V.2 hereof (or if there are no U.S. Treasury securities of such maturity, then the functional equivalent thereof). The Deferral Rate shall be selected by the participant or former participant, as the case may be, at or before the time that a Participant's Lump Sum Election or Survivor's Lump Sum Election, as applicable, is made.

            (c)  "Optional Survivor's Benefit Payment Date" means
(a), in the case of a participant or former participant having at least ten years of employment with the Company or an affiliate, the first day of the month coincident with or next following the date of his death and (b), in the case of a participant or former participant having less than ten years of employment with the Company or an affiliate, the first day of the month coincident with or next following (i) the date on which the participant or former participant would have attained age 55 or, (ii) if later, the date on which the participant or former participant dies.
  VI.  Miscellaneous
      1. Neither the establishment of this Plan nor the participation therein shall confer upon any person any right to be continued as an employee of the Company or any affiliated company, and the Company reserves the right to discharge any employee whenever in its sole judgment the interest of the Company or any affiliated company so requires.

      2. All expenses of administering this Plan shall be borne by the Company.

      3. No benefit under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, or subject to attachment, garnishment, or other legal process.

      4. This Plan may be amended or terminated at any time by action of the Company's Board of Directors. In the event of termination, no contributions shall be made thereafter, except for a year preceding the year in which termination occurs and provided that no such amendment or termination shall affect any right or obligation with respect to any contribution theretofore made, or the rights of a participant, terminated participant, former participant or beneficiary to receive amounts credited to his account.

      5. Benefits payable under this Plan shall not be funded and shall be paid out of the general funds of the Company and/or its affiliates.

      6. This Plan shall be construed, administered, and enforced according to the laws of the State of New Jersey.